As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-178534

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ShangPharma Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park, Pudong New Area

Shanghai, 201203

The People’s Republic of China

(86-21) 5132-0088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

William Dai Chief Financial Officer No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park, Pudong New Area Shanghai, 201203 The People’s Republic of China (86-21) 5132-0088	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong (852) 3740-4700

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-178534) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by ShangPharma Corporation, a company established under the laws of the Cayman Islands (the “Company”), and became effective on December 16, 2011. Under the Registration Statement, a total of 6,848,979 ordinary shares of the Company, par value $0.001 per share were registered for issuance of shares granted or to be granted pursuant to the 2011 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On March 27, 2013, pursuant to an agreement and plan of merger, dated December 21, 2012, by and among the Company, ShangPharma Holdings Limited, ShangPharma Parent Limited and ShangPharma Merger Sub Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 15, 2013.

SHANGPHARMA CORPORATION

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Xin Hui Michael Xin Hui	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	April 15, 2013

/s/ William Dai William Dai	Chief Financial Officer (principal financial and accounting officer)	April 15, 2013

/s/ Ronald Cami Ronald Cami	Director	April 15, 2013

/s/ Amy Segler Amy Segler	Authorized U.S. Representative on behalf of Law Debenture Corporate Services Inc.	April 15, 2013

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